Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
     You should read the following discussion and analysis in conjunction with our Consolidated Financial Statements and related Notes thereto included in Part II, Item 8 of this Report and the Risk Factors included in Part I, Item 1A of this report, as well as other cautionary statements and risks described elsewhere in this report.
Overview
     We design, develop and sell semiconductor solutions comprised of silicon, hardware, software, and firmware that are used in imaging, audio video, and various embedded-modem applications. Our products and technology are used in a wide range of consumer electronics devices. In our imaging business, our solutions are used in single- and multi-function printers, facsimile machines, and photo printers. We also offer system-on-chip solutions for products that integrate Internet connectivity and touch-screen technology, and are used in a broad range of video, audio, telephony, and digital signage applications. Examples of these products include digital photo frames, speakerphones, VoIP phones, point-of-sale terminals, and home automation, security, and monitoring systems. Our audio solutions are targeted at products including personal computers, PC peripheral sound systems, notebook docking stations, VoIP speakerphones, intercom, door phone, and surveillance applications. Our video product offering is comprised of decoders and media bridges for video surveillance and security applications, and system solutions for analog video-based multimedia applications. The Company’s embedded-modem solutions are targeted at desktop and notebook PCs, set-top boxes, point-of-sale systems, home automation and security systems, and other industrial applications.
     Our fiscal year is the 52- or 53-week period ending on the Friday closest to September 30. Fiscal year 2008 was a 53-week year and ended on October 3, 2008. Fiscal years 2007 and 2006 were 52-week years and ended on September 28, 2007 and September 29, 2006, respectively.
Business Enterprise Segments
     The Company operates in one reportable segment, broadband communications. SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public business enterprises report information about operating segments in their consolidated financial statements. Following the sale of the Company’s Broadband Access Products (“BBA”) operating segment, the results of which have been classified in discontinued operations, the Company has one remaining operating segment, Imaging and PC Media (“IPM”). The IPM operating segment, comprised of one reporting unit, was identified based upon the availability of discrete financial information and the chief operating decision maker’s regular review of the financial information for this reporting unit. The Company evaluated this reporting unit for components and noted that there are none below the IPM reporting unit.
     In August 2009, we completed the sale of certain assets related to the BBA business to Ikanos Communications, Inc. In August 2008, we completed the sale of our BMP product lines to NXP. As a result, the revenues generated by the BMP business and the BBA business have been reported as discontinued operations for all periods presented. All net revenue from continuing operations are associated with the IPM product line.
Results of Operations
     Net Revenues
     We recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable, and (iv) the collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. The majority of our distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times per year. We recognize revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and we believe that we have the ability to reasonably estimate and establish allowances for expected product returns in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, “Revenue Recognition When Right of Return Exists.” Development revenue is recognized when services are performed and was not significant for any periods presented.
     Prior to the fourth quarter of fiscal 2008, revenue with respect to sales to certain distributors was deferred until the products were sold by the distributors to third parties. At September 28, 2007, deferred revenue related to sales to these distributors was $2.7 million. During the three months ended October 3, 2008, we evaluated three distributors for which revenue has historically been recognized when the purchased products are sold by the distributor to a third party due to our inability in prior years to enforce the contractual terms related to any right of return. Our evaluation revealed that we are able to enforce the contractual right of return for the three distributors in an effective manner similar to that experienced with the other distributor customers. As a result, in the fourth quarter of fiscal 2008, we commenced the recognition of revenue on these three distributors upon shipment which is consistent with the revenue recognition point of other distributor customers. As a result, in the three-month period ended October 3, 2008, we recognized $2.6 million of revenue on sales to these three distributors related to the change to revenue recognition upon shipment with a corresponding charge to cost of goods sold of $1.0 million. At October 3, 2008, there is no significant deferred revenue related to sales to our distributors.
     Revenue with respect to sales to customers to whom we have significant obligations after delivery is deferred until all significant obligations have been completed. At October 3, 2008 and September 28, 2007, deferred revenue related to shipments of products for which we have on-going performance obligations was $0.2 million and $0.2 million, respectively.
     Our net revenues decreased 8% to $331.5 million in fiscal 2008 from $360.7 million in fiscal 2007. This decline was driven by a 16% decrease in average selling prices (ASPs) which was offset slightly by a 5% increase in unit volume shipments. These declines were partially offset by approximately $14.7 million of non-recurring revenue from the buyout of a future royalty stream in fiscal 2008.
     Our net revenues decreased 26% to $360.7 million in fiscal 2007 from $485.6 million in fiscal 2006. This decrease was primarily driven by a 19% decrease in average selling prices (ASPs) and a 8% decrease in unit volume shipments
     Gross Margin
     Gross margin represents net revenues less cost of goods sold. As a fabless semiconductor company, we use third parties for wafer production and assembly and test services. Our cost of goods sold consists predominantly of purchased finished wafers, assembly and test services, royalties, other intellectual property costs, labor and overhead associated with product procurement and non-cash stock-based compensation charges for procurement personnel.
     Our gross margin percentage for fiscal 2008 was 58.6% compared with 55.1% for fiscal 2007. Our gross margin percentage for fiscal 2008 includes a non-recurring royalty buyout of $14.7 million which occurred in the first quarter. The royalty buyout contributed 1.9% to our gross margin percentage during fiscal 2008. The remaining increase in gross margin percentage is attributable to the continued cost reduction efforts and product mix.
     Our gross margin percentage for fiscal 2007 was 55.1% compared with 57.5% for fiscal 2006. During fiscal 2006, we recorded a $17.5 million gain related to the cancellation of a wafer supply and services agreement with Jazz Semiconductor (Jazz), which was recorded as a reduction of cost of sales. Excluding this gain, our gross margin percentage for 2006 would have remained relatively stable in 2007 compared to 2006 because of manufacturing cost reductions offsetting the 19% reduction in ASPs for fiscal 2007.
     We assess the recoverability of our inventories on a quarterly basis through a review of inventory levels in relation to foreseeable demand, generally over the following twelve months. Foreseeable demand is based upon available information, including sales backlog and forecasts, product marketing plans and product life cycle information. When the inventory on hand exceeds the foreseeable demand, we write down the value of those inventories which, at the time of our review, we expect to be unable to sell. The amount of the inventory write-down is the excess of historical cost over estimated realizable value. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory. Demand for our products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required. Similarly, in the event that actual demand exceeds original projections, gross margins may be favorably impacted in future periods. During fiscal 2008, we recorded $5.6 million of net charges for excess and obsolete (E&O) inventory. During fiscal 2007, we recorded $3.9 million of net credits for E&O inventory. Activity in our E&O inventory reserves for fiscal 2008 and 2007 was as follows (in thousands):

	Fiscal Year Ended
	2008	2007
E&O reserves, beginning of period	$11,986	$24,333
Additions	7,309	4,221
Release upon sales of product	(1,733)	(8,135)
Scrap	(4,003)	(8,089)
Standards adjustments and other	(980)	(344)

E&O reserves, end of period	$12,579	$11,986

     We review our E&O inventory balances at the product line level on a quarterly basis and regularly evaluate the disposition of all E&O inventory products. It is possible that some of these reserved products will be sold, which will benefit our gross margin in the period sold. During fiscal 2008 and 2007, we sold $1.7 million and $8.1 million, respectively, of reserved products.
     Our products are used by communications electronics OEMs that have designed our products into communications equipment. For many of our products, we gain these design wins through a lengthy sales cycle, which often includes providing technical support to the OEM customer. Moreover, once a customer has designed a particular supplier’s components into a product, substituting another supplier’s components often requires substantial design changes, which involve significant cost, time, effort and risk. In the event of the loss of business from existing OEM customers, we may be unable to secure new customers for our existing products without first achieving new design wins. When the quantities of inventory on hand exceed foreseeable demand from existing OEM customers into whose products our products have been designed, we generally will be unable to sell our excess inventories to others, and the estimated realizable value of such inventories to us is generally zero.
     On a quarterly basis, we also assess the net realizable value of our inventories. When the estimated ASP, less costs to sell our inventory, falls below our inventory cost, we adjust our inventory to its current estimated market value. During fiscal 2008 and 2007, we recorded credits of $0.1 million and $0.9 million, respectively, to adjust certain products to their estimated market values. Increases to the lower of cost or market (LCM) inventory reserves may be required based upon actual ASPs and changes to our current estimates, which would impact our gross margin percentage in future periods.
     Research and Development
     Our research and development (R&D) expenses consist principally of direct personnel costs to develop new semiconductor products, allocated indirect costs of the R&D function, photo mask and other costs for pre-production evaluation and testing of new devices, and design and test tool costs. Our R&D expenses also include the costs for design automation advanced package development and non-cash stock-based compensation charges for R&D personnel.
     R&D expense decreased $33.4 million, or 36%, in fiscal 2008 compared to fiscal 2007. The decrease is due to a 54% reduction in R&D headcount from September 2007 to September 2008. Other restructuring activities and cost cutting measures also contributed to the reduction in R&D expense. The decrease in R&D expense was offset slightly by a correcting adjustment of $1.4 million, representing the unamortized portion of the capitalized photo mask costs as of September 29, 2007. Based upon an evaluation of all relevant quantitative and qualitative factors, and after considering the provisions of APB 28, paragraph 29, and SAB Nos. 99 and 108, we believe that this correcting adjustment was not material to our estimated full year results for 2008. In addition, we do not believe the correcting adjustment is material to the amounts reported in previous periods.
     R&D expense decreased $9.4 million, or 9% in fiscal 2007 compared to fiscal 2006. The decrease is due to a 2% reduction in R&D headcount from September 2006 to September 2007. Other restructuring activities and cost cutting measures also contributed to the reduction in R&D expense.

     Selling, General and Administrative
     Our selling, general and administrative (SG&A) expenses include personnel costs, sales representative commissions, advertising and other marketing costs. Our SG&A expenses also include costs of corporate functions including legal, accounting, treasury, human resources, customer service, sales, marketing, field application engineering, allocated indirect costs of the SG&A function, and non-cash stock-based compensation charges for SG&A personnel.
     SG&A expense decreased $3.0 million, or 4%, in fiscal 2008 compared to fiscal 2007. The decrease is primarily due to the 29% decline in SG&A headcount from September 2007 to September 2008 as well as restructuring measures and other cost cutting efforts.
     SG&A expense decreased $9.0 million, or 10%, in fiscal 2007 compared to fiscal 2006. This decrease is primarily attributable to a $12.0 million decrease in stock based compensation expense and a $3.1 million decrease in payroll expense as a result of our restructuring efforts. These decreases were partially offset by the impact of $3.9 million of credits related to property tax settlements that were recorded in fiscal 2006. The decrease in stock-based compensation expense resulted from declines in the expense related to the stock options assumed in the merger with GlobespanVirata, Inc. in 2004 reaching the end of their three-year vesting period.
     Amortization of Intangible Assets
     Amortization of intangible assets consists of amortization expense for intangible assets acquired in various business combinations. Our intangible assets are being amortized over a weighted-average period of approximately two years.
     Amortization expense decreased $5.9 million, or 62%, in fiscal 2008 compared to fiscal 2007. The decrease in amortization expense is primarily attributable to the impairment of the intangible assets related to our former wireless business unit recognized in the fourth quarter of fiscal 2007.
     Amortization expense decreased $8.9 million, or 48%, in fiscal 2007 compared to fiscal 2006. These decreases were due to the $20.0 million impairment charge and write-down of certain intangible assets in the second quarter of fiscal 2007, the modification of the useful lives of some of the intangible assets acquired in the merger with GlobespanVirata, Inc. and some intangible assets becoming fully amortized during fiscal 2006.
     Asset Impairments
     Asset impairment charges for fiscal 2008 of $0.3 million consisted primarily of property, plant and equipment charges.
     Asset impairment charges for fiscal 2007 of $225.4 million consisted primarily of goodwill impairment charges of $184.7 million and intangible impairment charges of $30.3 million related to declines in the embedded wireless network product lines coupled with our decision to discontinue further investment in stand-alone wireless networking product lines.
     Special Charges

	Fiscal Year Ended
	2008	2007	2006
	(In thousands)
Litigation charges	$—	$1,497	$—
Restructuring charges	11,539	7,227	3,641
Voluntary Early Retirement Plan (“VERP”) settlement charge	6,294	—	—
Gain on Sale of Property	961	—	—
Other special charges	(112)	(364)	90

	$18,682	$8,360	$3,731

     Special charges for fiscal 2008 consisted primarily of restructuring charges of $11.5 million that were primarily comprised of employee severance and termination benefit costs related to our fiscal 2008 restructuring actions. In addition, we incurred a charge of $6.3 million related to the settlement of our liability related to the VERP via the purchase of a non-participating annuity contract.
     Special charges for fiscal 2007 consisted primarily of an $1.5 million charge for the settlement of our litigation with British Telecom and Conference America and restructuring charges of $7.2 million that were primarily comprised of employee severance and termination benefit costs related to our fiscal 2007 restructuring actions and, to a lesser extent, facilities related charges mainly resulting from the accretion of rent expense related to our fiscal 2005 restructuring action. Other special charges consisted of $2.2 million for severance for several key executives and $0.6 million for foreign currency losses related to sale of a foreign entity.
     Special charges for fiscal 2006 consisted primarily of $3.6 million of net restructuring charges. The restructuring charges were primarily comprised of employee severance and other termination benefit costs and facilities closure costs mainly for our fiscal 2006 restructuring action, partially offset by a net reduction of the accrual relating to our fiscal 2005 restructuring action due to revised estimates of the remaining employee severance and termination benefit costs to be paid.
     Interest Expense
     Interest expense decreased $9.1 million, or 25% during fiscal 2008 compared to fiscal 2007. The decrease is primarily attributable to the repurchase of $53.6 million and $80.0 million of our senior secured notes in March and September 2008, respectively, debt refinancing activities implemented in fiscal 2007 and declines in interest rates on our variable rate debt.
     Interest expense increased $4.4 million, or 13% during fiscal 2007 compared to fiscal 2006. The average interest rate that we paid on our outstanding debt and our average debt balances during fiscal 2007 was higher than in fiscal 2006 due to the timing of our debt issuances and retirements during fiscal 2007 and 2006.
     Other expense (income), net

	Fiscal Year Ended
	2008	2007	2006
	(In thousands)
Investment and interest income	$(7,237)	$(13,833)	$(17,921)
Decrease in the fair value of derivative instruments	14,974	952	16,666
Impairment of equity securities	—	—	19,872
Loss on rental property	1,435	—	—
Gains on investments in equity securities	(896)	(17,016)	(4,414)
Other	947	(6,608)	78

	$9,223	$(36,505)	$14,281

     Other expense, net for fiscal 2008 was primarily comprised of $7.2 million of investment and interest income on invested cash balances, a $15.0 million decrease in the fair value of the Company’s warrant to purchase six million shares of Mindspeed common stock mainly due to a decline in Mindspeed’s stock price during fiscal 2008 and $1.4 million of expense related to a rental property.
     Other income, net for fiscal 2007 was primarily comprised of $13.8 million of investment and interest income on invested cash balances, $17.0 million of gains on investments in equity securities, including primarily the gain of $16.3 million on the sale of our Skyworks shares and investment credits realized on asset disposals.
     Other expense, net for fiscal 2006 was comprised of a $19.9 million charge for the other-than-temporary impairment of equity securities (including an $18.5 million charge related to our 6.2 million shares of Skyworks common stock) and a $16.7 million decrease in the fair value of the Company’s warrant to purchase six million shares of Mindspeed common stock mainly due to a decline in Mindspeed’s stock price during fiscal 2006, partially offset by $17.9 million of investment and interest income on invested cash balances and $4.4 million of gains on investments in equity securities.

     Provision for Income Taxes
     In fiscal 2008, 2007 and 2006, we recorded income tax provisions of $0.8 million, $0.8 million and $0.9 million, respectively, primarily reflecting income taxes imposed on our foreign subsidiaries. All of our U.S. Federal income taxes and the majority of our state income taxes are offset by fully reserved deferred tax assets. Unless there is a change of ownership under IRC Section 382, which would limit our ability to utilize our deferred tax assets, except to the extent of the Federal and state alternative minimum tax (AMT), we expect this to continue for the foreseeable future. We expect our tax provision in future years to decrease slightly due to the contraction of our business activities outside of the U.S., primarily in India and China, partially offset by the scheduled expiration of certain tax holidays in India in fiscal 2010.
     As of October 3, 2008, we had approximately $1.3 billion of net deferred income tax assets, which are primarily related to U.S. Federal income tax net operating loss (NOL) carryforwards and capitalized R&D expenses and which can be used to offset taxable income in subsequent years. Approximately $749.9 million of the NOL carryforwards were acquired in business combinations, and under current accounting pronouncements, if we receive a tax benefit from their utilization, the benefit will be recorded as a reduction to goodwill. Under FSAS 141R, which will be effective in fiscal 2010, the benefit (if any) will decrease our provision for income taxes. The deferred tax assets acquired in the merger with GlobespanVirata are subject to limitations imposed by section 382 of the Internal Revenue Code. Such limitations are not expected to impair our ability to utilize these deferred tax assets. As of October 3, 2008, we have a valuation allowance recorded against the majority of our deferred tax assets, resulting in net deferred tax assets of $0.3 million. We do not expect to recognize any domestic income tax benefits relating to future operating losses until we believe that such tax benefits are more likely than not to be realized.
     On September 29, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, or FIN 48, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.
     Adopting FIN 48 had the following impact on the Company’s financial statements: increased long-term liabilities by $5.9 million and retained deficit by $0.8 million and decreased its long-term assets by $0.3 million and current income taxes payable by $5.3 million. As of September 29, 2007, the Company had $74.4 million of unrecognized tax benefits of which $5.2 million, if recognized, would affect its effective tax rate and $1.7 million, if recognized, would reduce goodwill. As of October 3, 2008, the Company had $77.3 million of unrecognized tax benefits of which $7.7 million, if recognized, would affect its effective tax rate and $1.2 million, if recognized, would reduce goodwill. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in provision for income taxes. As of October 3, 2008 and September 29, 2007, the Company had accrued interest and penalties related to uncertain tax positions of $0.9 million, net of income tax benefit on its balance sheet.
     The Company is subject to income taxes in both the United States and numerous foreign jurisdictions and has also acquired and divested certain businesses for which it has retained certain tax liabilities. In the ordinary course of our business, there are many transactions and calculations in which the ultimate tax determination is uncertain and significant judgment is required in determining our worldwide provision for income taxes. The Company and its acquired and divested businesses are regularly under audit by tax authorities. Although the Company believes its tax estimates are reasonable, the final determination of tax audits could be different than that which is reflected in historical income tax provisions and accruals. Based on the results of an audit, a material effect on the Company’s income tax provision, net income, or cash flows in the period or periods for which that determination is made could result. The Company files U.S. and state income returns in jurisdictions with varying statutes of limitation. The fiscal years 2004 through 2008 generally remain subject to examination by federal and most state tax authorities. The Company is subject to income tax in many jurisdictions outside the U.S., none of which are individually material to its financial position, statement of cash flows, or results of operations.

     Gain (Loss) on Equity Method Investments
     Gain (loss) on equity method investments includes our share of the earnings or losses of the investments that are recorded under the equity method of accounting, as well as the gains and losses recognized on the sale of our equity method investments.
     Gain on equity method investments for fiscal 2008 was $2.8 million.
     Gain on equity method investments for fiscal 2007 primarily consisted of a $50.3 million gain from the sale of our investment in Jazz.
     Loss on equity method investments for fiscal 2006 primarily consisted of a $7.9 million loss from our investment in Jazz including our share of Jazz’s expense related to the cancellation of the wafer supply and services agreement.
     Loss from Discontinued Operations, net of tax
     Loss from discontinued operations, net of tax consists of the operating results of our discontinued BMP and BBA businesses. For the fiscal years 2008, 2007 and 2006, BMP and BBA operations consisted of the following (in thousands):

	October 3,	September 28,	September 29,
	2008	2007	2006
Net revenues	$351,179	$448,166	$485,216
Cost of goods sold	212,823	288,565	318,500

Gross margin	138,356	159,601	166,716
Operating expenses:
Research and development	141,395	186,800	168,462
Selling, general and administrative	18,429	26,137	41,363
Amortization of intangible assets	12,492	12,544	12,255
Asset impairments	262,177	132,363	—
Special charges	2,791	20,844	69,428

Total operating expenses	437,284	378,688	291,508

Operating income (loss)	(298,928)	(219,087)	(124,792)
Interest expense	12,836	12,033	5,563
Other (income) expense, net	(9,682)	357	191

Loss from continuing operations before income taxes and (loss) gain on equity method investments	(302,082)	(231,477)	(130,546)
Provision for income taxes	4,588	3,579	2,003

Loss from discontinued operations, net of tax	$(306,670)	$(235,056)	$(132,549)

Liquidity and Capital Resources
     Our principal sources of liquidity are our cash and cash equivalents, sales of non-core assets and operating cash flow.
     Our cash and cash equivalents decreased $129.7 million between September 28, 2007 and October 3, 2008. The decrease was primarily due to the repurchase of $133.6 million of our senior secured notes, $41.0 million, including fees of approximately $1.1 million, on our short-term line of credit, the purchase of a multi-function printer imaging product business for $16.1 million, the restriction of $18.0 million to secure a stand-by letter of credit and $17.2 million used in operating activities. These decreases were offset by proceeds of $95.4 million from the sale of the BMP business.

     At October 3, 2008, we had a total of $250.0 million aggregate principal amount of convertible subordinated notes outstanding. These notes are due in March 2026, but the holders may require us to repurchase, for cash, all or part of their notes on March 1, 2011, March 1, 2016 and March 1, 2021 at a price of 100% of the principal amount, plus any accrued and unpaid interest.
     At October 3, 2008, we also had a total of $141.4 million aggregate principal amount of floating rate senior secured notes outstanding. These notes are due in November 2010, but we are required to offer to repurchase, for cash, the notes at a price of 100% of the principal amount, plus any accrued and unpaid interest, with the net proceeds of certain asset dispositions if such proceeds are not used within 360 days to invest in assets (other than current assets) related to our business. The sale of the our investment in Jazz Semiconductor, Inc. (Jazz) in February 2007 and the sale of two other equity investments in January 2007 qualified as asset dispositions requiring us to make offers to repurchase a portion of the notes no later than 361 days following the February 2007 asset dispositions. Based on the proceeds received from these asset dispositions and our cash investments in assets (other than current assets) related to our business made within 360 days following the asset dispositions, we were required to make an offer to repurchase not more than $53.6 million of the senior secured notes, at 100% of the principal amount plus any accrued and unpaid interest in February 2008. As a result of 100% acceptance of the offer by our bondholders, $53.6 million of the senior secured notes were repurchased during the second quarter of fiscal 2008. We recorded a pretax loss on debt repurchase of $1.4 million during the second quarter of fiscal 2008 which included the write-off of deferred debt issuance costs.
     Following the sale of the BMP business unit, we made an offer to repurchase $80.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid interest in September 2008. As a result of the 100% acceptance of the offer by our bondholders, $80.0 million of the senior secured notes were repurchased during the fourth quarter of fiscal 2008. We recorded a pretax loss on debt repurchase of $1.6 million during the fourth quarter of fiscal 2008 which included the write-off of deferred debt issuance costs. The pretax loss on debt repurchase of $1.6 million has been included in net loss from discontinued operations. Due to the receipt of proceeds in excess of the $80.0 million repurchase and other cash investments in assets, $17.7 million of the senior secured notes have been classified as current liabilities on the accompanying consolidated balance sheet as of October 3, 2008.
     Following the sale of the BBA business unit, we are required to make an offer to repurchase approximately $41.0 million of the senior secured notes at 100% of the principal amount plus any accrued and unpaid within 12 months of the closing of the sale.
     We also have an $80.0 million credit facility with a bank (“the credit facility”), under which we had borrowed $40.1 million as of October 3, 2008. The term of this credit facility has been extended through November 27, 2009, and the facility remains subject to additional 364-day extensions at the discretion of the bank. We lowered our borrowing limit on the credit facility to $50.0 million due to the overall lower business volumes, primarily driven by the sale of the BMP business during fiscal 2008.
     We believe that our existing sources of liquidity, together with cash expected to be generated from product sales, will be sufficient to fund our operations, research and development, anticipated capital expenditures and working capital for at least the next twelve months. However, additional operating losses or lower than expected product sales will adversely affect our cash flow and financial condition and could impair our ability to satisfy our indebtedness obligations as such obligations come due.
     Recent tightening of the credit markets and unfavorable economic conditions has led to a low level of liquidity in many financial markets and extreme volatility in the credit and equity markets. In addition, if the economy or markets in which we operate continue to be subject to adverse economic conditions, our business, financial condition, cash flow and results of operations will be adversely affected. If the credit markets remain difficult to access or worsen or our performance is unfavorable due to economic conditions or for any other reasons, we may not be able to obtain sufficient capital to repay amounts due under (i) our credit facility expiring November 2009, (ii) our $141.4 million floating rate senior secured notes when they become due in November 2010 or earlier as a result of a mandatory offer to repurchase, and (iii) our $250.0 million convertible subordinated notes when they become due in March 2026 or earlier as a result of the mandatory repurchase requirements. The first mandatory repurchase date for our convertible subordinated notes is March 1, 2011. In the event we are unable to satisfy or refinance our debt obligations as the obligations are required to be paid, we will be required to consider strategic and other alternatives, including, among other things, the sale of assets to generate funds, the negotiation of revised terms of our indebtedness, and the exchange of new securities for existing indebtedness obligations. We have retained financial advisors to assist us in considering these strategic, restructuring or other alternatives. There is no assurance that we would be successful in completing any of these alternatives. Further, we may not be able to refinance any portion of this debt on favorable terms or at all. Our failure to satisfy or refinance any of our indebtedness obligations as they come due, including through an exchange of new securities for existing indebtedness obligations, would result in a cross default and potential acceleration of our remaining indebtedness obligations, would have a material adverse effect on our business, and could potentially force us to restructure our indebtedness through a filing under the U.S. Bankruptcy Code.
     Cash flows are as follows (in thousands):

	Fiscal Year Ended
	2008	2007	2006
Net cash used in operating activities	$(17,232)	$(11,851)	$(68,325)
Net cash provided by investing activities	63,515	205,179	2,647
Net cash (used in) provided by financing activities	(176,005)	(183,349)	88,600

Net (decrease) increase in cash and cash equivalents	$(129,722)	$9,979	$22,922

     Cash used in operating activities was $17.2 million for fiscal 2008 compared to $11.9 million for fiscal 2007. During fiscal 2008, we generated $36.9 million of cash from operations and used $54.1 million for working capital (accounts receivable, inventories, accounts payable and other accrued expenses). The changes in working capital were primarily driven by a $45.0 million decrease in accounts payable due to overall lower business volumes, primarily driven by the sale of the BMP business, as well as a decrease in accrued liabilities related to the payment of an $18.5 million litigation settlement in the first quarter of fiscal 2008. These decreases were offset by a $32.6 million decrease in accounts receivable due to the overall lower business volumes which were primarily attributable to the sale of the BMP business.
     Cash used in operating activities was $11.9 million for fiscal 2007 compared to $68.3 million for fiscal 2006. During fiscal 2007, we used $37.1 million of cash from operations and made payments totaling $22.2 million for restructuring related items. These cash outflows were partially offset by $47.5 million of net favorable changes in our working capital (accounts receivable, inventories and accounts payable). The net favorable working capital change was mainly caused by a decrease in days sales outstanding (DSO) from 46 days in the September 2006 quarter to 40 days in the September 2007 quarter as a result of improved collections and sales linearity and decreased inventory levels resulting from reductions in channel inventory and revenue declines.
     Cash provided by investing activities was $63.5 million for fiscal 2008 compared to $205.2 million for fiscal 2007. Cash provided by investing activities is primarily related to the $95.4 million in proceeds on the sale of the BMP business, offset by the restriction of $18.0 million to secure a stand-by letter of credit related to one of our suppliers and $16.1 million used to purchase a multi function printer imaging product business.
     Cash provided by investing activities was $205.2 million for fiscal 2007 compared to $2.6 million for fiscal 2006. The increase is the result of cash proceeds generated on the fiscal 2007 sales of our equity investment in Jazz of $105.6 million, our stock ownership interest in Jazz of $4.2 million, our stock ownership in Skyworks of $50.4 million and the liquidation of our marketable security investments of $100.6 million.
     Cash used in financing activities was $176.0 million for fiscal 2008 compared to $183.3 million for fiscal 2007. Cash used in financing activities is primarily comprised of senior secured note repurchases of $133.6 million and a $40.1 million decrease in our short-term line of credit.
     Cash used in financing activities was $183.3 million for fiscal 2007 compared to cash provided by financing activities of $88.6 million for fiscal 2006. The increased use of cash in financing activities is the net result of our retirement of $456.5 million aggregate principal amount of 4.00% convertible subordinated notes due February 2007, offset by the issuance of $275.0 million aggregate principal amount of floating rate senior secured notes in November 2006.

Contractual Obligations and Commitments
     Contractual obligations at October 3, 2008 were as follows:

	Payments Due by Period
		Less than				More than
	Total	1 Year	1 Year	2 Years	3-5 Years	5 Years
	(In thousands)
Long-term debt	$391,400	$17,707	$—	$373,693	$—	$—
Short-term debt	40,117	40,117	—	—	—	—
Interest on debt	43,613	19,571	18,107	5,935	—	—
Operating leases	121,086	20,513	18,116	13,525	25,447	43,485
Purchase commitments	31,589	23,409	2,732	2,724	2,724	—

	$627,805	$121,317	$38,955	$395,877	$28,171	$43,485

     As discussed above, the holders of the $250.0 million convertible subordinated notes due March 2026 could require us to repurchase all or part of their notes as early as March 1, 2011. As a result, the convertible subordinated notes are presented as being due in 2 years in the table above. Also, as discussed above, we are required to offer to repurchase all or part of the remaining $141.1 million of our $275.0 million senior secured notes due November 2010 with the net proceeds of certain asset dispositions if such proceeds are not used within 360 days to invest in assets (other than current assets) related to our business. Due to the receipt of proceeds from the sale of the BMP business in excess of the $80.0 million repurchase and other cash investments in assets, $17.7 million of the senior secured notes are presented as being due in less than one year in the table above.
     At October 3, 2008, the Company had many sublease arrangements on operating leases for terms ranging from near term to approximately eight years. Aggregate scheduled sublease income based on current terms is approximately $22.7 million and is not reflected in the table above.
     In addition to the amounts shown in the table above, $8.9 million of unrecognized tax benefits have been recorded as liabilities in accordance with FIN 48, and we are uncertain as to if or when such amounts may be settled. Related to these unrecognized tax benefits, we have also recorded a liability for potential penalties and interest of $0.9 million as of October 3, 2008.
Off-Balance Sheet Arrangements
     We have made guarantees and indemnities, under which we may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. In connection with our spin-off from Rockwell International Corporation (“Rockwell”), we assumed responsibility for all contingent liabilities and then-current and future litigation (including environmental and intellectual property proceedings) against Rockwell or its subsidiaries in respect of the operations of the semiconductor systems business of Rockwell. In connection with our contribution of certain of our manufacturing operations to Jazz, we agreed to indemnify Jazz for certain environmental matters and other customary divestiture-related matters. In connection with the sales of our products, we provide intellectual property indemnities to our customers. In connection with certain facility leases, we have indemnified our lessors for certain claims arising from the facility or the lease. We indemnify our directors and officers to the maximum extent permitted under the laws of the State of Delaware.
     The durations of our guarantees and indemnities vary, and in many cases are indefinite. The guarantees and indemnities to customers in connection with product sales generally are subject to limits based upon the amount of the related product sales. The majority of other guarantees and indemnities do not provide for any limitation of the maximum potential future payments we could be obligated to make. We have not recorded any liability for these guarantees and indemnities in our consolidated balance sheets. Product warranty costs are not significant.
Special Purpose Entities
     We have one special purpose entity, Conexant USA, LLC, which was formed in September 2005 in anticipation of establishing the credit facility. This special purpose entity is a wholly-owned, consolidated subsidiary of ours.

Conexant USA, LLC is not permitted, nor may its assets be used, to guarantee or satisfy any of our obligations or those of our subsidiaries.
     On November 29, 2005, we established an accounts receivable financing facility whereby we will sell, from time to time, certain insured accounts receivable to Conexant USA, LLC, and Conexant USA, LLC entered into an $80.0 million revolving credit agreement with a bank that is secured by the assets of the special purpose entity. In November 2008, we extended the term of this revolving credit agreement through November 27, 2009. In addition, we lowered our borrowing limit on the revolving credit agreement to $50.0 million due to overall lower business volumes primarily driven by the sale of the BMP business during fiscal 2008.
Recent Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. In February 2008, the FASB issued FASB Staff Position FAS 157-2 (“FSP FAS 157-2”) “Effective Date of FASB Statement No. 157” which delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities that are recognized or disclosed in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. These non-financial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and non-financial assets acquired and non-financial liabilities assumed in a business combination. We have not applied the provisions of SFAS No. 157 to our non-financial assets and non-financial liabilities in accordance with FSP FAS 157- 2.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are still in the process of determining whether we will apply the fair value option to any of our financial assets or liabilities. If we do elect the fair value option, the cumulative effect of initially adoption FAS 159 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. We will adopt SFAS No. 141R no later than the first quarter of fiscal 2010 and will apply prospectively to business combinations completed on or after that date.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51,” which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. We will adopt SFAS No. 160 no later than the first quarter of fiscal 2010 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. We are currently assessing the potential impact that adoption of SFAS No. 160 would have on our financial position and results of operations.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires expanded disclosures regarding the location and amount of derivative instruments in and entity’s financial statements, how derivative instruments and related hedged items are accounted for under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and how derivative instruments and related hedged items affect an entity’s financial position, operating results and cash flows.

SFAS 161 is effective for periods beginning on or after November 15, 2008. We do not believe that the adoption of SFAS 161 will have a material impact on our financial statement disclosures.
     In April 2008, the FASB issued FASB Staff Position (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. This change is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which will require us to adopt these provisions in the first quarter of fiscal 2010. We are currently evaluating the impact of adopting FSP 142-3 on our financial position and results of operations.
     In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). APB 14-1 requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. APB 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Based on our initial analysis, we expect that the adoption of APB 14-1 will result in an increase in the interest expense recognized on our convertible subordinated notes.
     In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are “participating securities” as defined in EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” and therefore should be included in computing earnings per share using the two-class method. According to FSP EITF 03-6-1, a share-based payment award is a participating security when the award includes non-forfeitable rights to dividends or dividend equivalents. The rights result in a non-contingent transfer of value each time an entity declares a dividend or dividend equivalent during the award’s vesting period. However, the award would not be considered a participating security if the holder forfeits the right to receive dividends or dividend equivalents in the event that the award does not vest. FSP EITF 03-6-1 is effective for financial statements issued in fiscal years beginning after December 15, 2008, and interim periods within those years. When adopted, its requirements are applied by recasting previously reported EPS. We are currently evaluating the requirements of FSP EITF 03-6-1 and have not yet determined the impact of adoption.
Critical Accounting Policies
     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the significant estimates affecting our consolidated financial statements are those relating to business combinations, revenue recognition, allowances for doubtful accounts, inventories, long-lived assets, deferred income taxes, valuation of warrants, valuation of equity securities, stock-based compensation and restructuring charges. We regularly evaluate our estimates and assumptions based upon historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent actual results differ from those estimates, our future results of operations may be affected.
     Business combinations
     We account for acquired businesses using the purchase method of accounting which requires that the assets and liabilities assumed be recorded at the date of acquisition at their respective fair values. Because of the expertise required to value intangible assets and in-process research and development (IPR&D), we typically engage a third party valuation firm to assist management in determining those values. Valuation of intangible assets and IPR&D entails significant estimates and assumptions including, but not limited to: determining the timing and expected costs to complete projects, estimating future cash flows from product sales, and developing appropriate discount rates and probability rates by project. We believe that the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. To the extent actual results differ from those estimates, our future results of operations may be affected by incurring charges to our statements of operations. Additionally, estimates for purchase price allocations may change as subsequent information becomes available.
     Revenue recognition
     We recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price and terms are fixed and determinable, and (iv) the collection of the receivable is reasonably assured. These terms are typically met upon shipment of product to the customer. The majority of our distributors have limited stock rotation rights, which allow them to rotate up to 10% of product in their inventory two times a year. We recognize revenue to these distributors upon shipment of product to the distributor, as the stock rotation rights are limited and we believe that we have the ability to reasonably estimate and establish allowances for expected product returns in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, “Revenue Recognition When Right of Return Exists.” Development revenue is recognized when services are performed and was not significant for any periods presented.
     Prior to the fourth quarter of fiscal 2008, revenue with respect to sales to certain distributors was deferred until the products were sold by the distributors to third parties. At September 28, 2007, deferred revenue related to sales to these distributors was $2.7 million. During the three months ended October 3, 2008, we evaluated three distributors for which revenue has historically been recognized when the purchased products are sold by the distributor to a third party due to our inability in prior years to enforce the contractual terms related to any right of return. Our evaluation revealed that we are able to enforce the contractual right of return for the three distributors in an effective manner similar to that experienced with the other distributor customers. As a result, in the fourth quarter of fiscal 2008, we commenced the recognition of revenue on these three distributors upon shipment which is consistent with the revenue recognition point of other distributor customers. As a result, in the three-month period ended October 3, 2008, we recognized $2.6 million of revenue on sales to these three distributors related to the change to revenue recognition upon shipment with a corresponding charge to cost of goods sold of $1.0 million. At October 3, 2008, there is no significant deferred revenue related to sales to our distributors.
     Revenue with respect to sales to customers to whom we have significant obligations after delivery is deferred until all significant obligations have been completed. At October 3, 2008 and September 28, 2007, deferred revenue related to shipments of products for we have on-going performance obligations was $0.2 million and $0.2 million, respectively.
     Our revenue recognition policy is significant because our revenue is a key component of our operations and the timing of revenue recognition determines the timing of certain expenses, such as sales commissions. Revenue results are difficult to predict, and any shortfall in revenues could cause our operating results to vary significantly from period to period.
     Allowance for doubtful accounts
     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We use a specific identification method for some items, and a percentage of aged receivables for others. The percentages are determined based on our past experience. If the financial condition of our customers were to deteriorate, our actual losses may exceed our estimates, and additional allowances would be required. At October 3, 2008 and September 28, 2007, our allowances for doubtful accounts were $0.8 million and $1.7 million, respectively.
     Inventories
     We assess the recoverability of our inventories at least quarterly through a review of inventory levels in relation to foreseeable demand, generally over twelve months. Foreseeable demand is based upon all available information, including sales backlog and forecasts, product marketing plans and product life cycle information. When the inventory on hand exceeds the foreseeable demand, we write down the value of those inventories which, at the time of our review, we expect to be unable to sell. The amount of the inventory write-down is the excess of historical cost over estimated realizable value. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory. Demand for our products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand or product pricing is lower than originally projected, additional inventory write-downs may be required. Further, on a quarterly basis, we assess the net realizable value of our inventories. When the estimated average selling price of our inventory net of selling expenses falls below our inventory cost, we adjust our inventory to its current estimated market value. At October 3, 2008 and September 28, 2007, our excess and obsolete (E&O) inventory reserves were $12.6 million and $12.0 million, respectively.
     Long-lived assets
     Long-lived assets, including fixed assets and intangible assets (other than goodwill) are amortized over their estimated useful lives. They are also continually monitored and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The determination of recoverability is based on an estimate of undiscounted cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, technological changes, economic conditions, changes to our business model or changes in operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, an impairment loss will be recognized, measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined using available market data, comparable asset quotes and/or discounted cash flow models.
     Goodwill
     Goodwill is not amortized. Instead, goodwill is tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill is tested at the reporting unit level, which is defined as an operating segment or one level below the operating segment. Goodwill impairment testing is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test would be unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss must be recognized in an amount equal to that excess. Goodwill impairment testing requires significant judgment and management estimates, including, but not limited to, the determination of (i) the number of reporting units, (ii) the goodwill and other assets and liabilities to be allocated to the reporting units and (iii) the fair values of the reporting units. The estimates and assumptions described above, along with other factors such as discount rates, will significantly affect the outcome of the impairment tests and the amounts of any resulting impairment losses.
     Income Taxes
     We utilize the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes, or SFAS 109. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.
     In July 2006 the FASB issued Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, or FIN 48. FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS 109. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. We adopted FIN 48 effective September 29, 2007 and the provisions of FIN 48 have been applied to all income tax positions commencing from that date. We recognize potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense. The cumulative effect of applying the provisions of FIN 48 has been reported as an adjustment to the opening balance of our accumulated deficit as of September 29, 2007.
     Prior to fiscal 2008 we determined our tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies, or SFAS 5. We recorded estimated tax liabilities to the extent the contingencies were probable and could be reasonably estimated.
     Deferred income taxes
     We evaluate our deferred income tax assets and assess the need for a valuation allowance quarterly. We record a valuation allowance to reduce our deferred income tax assets to the net amount that is more likely than not to be realized. Our assessment of the need for a valuation allowance is based upon our history of operating results, expectations of future taxable income and the ongoing prudent and feasible tax planning strategies available to us. In the event that we determine that we will not be able to realize all or part of our deferred income tax assets in the future, an adjustment to the deferred income tax assets would be charged against income in the period such determination is made. Likewise, in the event we were to determine that we will more likely than not be able to realize our deferred income tax assets in the future in excess of the net recorded amount, an adjustment to the deferred income tax assets would increase income in the period such determination is made. To the extent that we realize a benefit from reducing the valuation allowance on acquired deferred income tax assets, the benefit will be credited to goodwill.
     Valuation of warrants
     We have a warrant to purchase six million shares of Mindspeed common stock. The fair value of this warrant is determined using a standard Black-Scholes-Merton valuation model with assumptions consistent with current market conditions and our intent to liquidate the warrant over a specified time period. The Black-Scholes-Merton valuation model requires the input of highly subjective assumptions, including expected stock price volatility. Changes in these assumptions, or in the underlying valuation model, could cause the fair value of the Mindspeed warrant to vary significantly from period to period.
     Valuation of equity securities
     We have a portfolio of strategic investments in non-marketable equity securities and also hold certain marketable equity securities. We review equity securities periodically for other-than-temporary impairments, which requires significant judgment. In determining whether a decline in value is other-than-temporary, we evaluate, among other factors, (i) the duration and extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer and (iii) our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. These reviews may include assessments of each investee’s financial condition, its business outlook for its products and technology, its projected results and cash flows, the likelihood of obtaining subsequent rounds of financing and the impact of any relevant contractual equity preferences held by us or by others. We have experienced substantial impairments in the value of our equity securities over the past few years. Future adverse changes in market conditions or poor operating results of underlying investments could result in our inability to recover the carrying amounts of our investments, which could require additional impairment charges to write-down the carrying amounts of such investments.
     Stock-based compensation
     In December 2004, the FASB issued SFAS No. 123(R). This pronouncement revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. We adopted SFAS No. 123(R) on October 1, 2005. Under SFAS No. 123(R), we are required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in our consolidated statements of operations over the service period that the awards are expected to vest.
     As permitted under SFAS No. 123(R), we elected to recognize compensation cost for all options with graded vesting granted on or after October 1, 2005 on a straight-line basis over the vesting period of the entire option. For options with graded vesting granted prior to October 1, 2005, we will continue to recognize compensation cost over the vesting period following the accelerated recognition method described in FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” as if each underlying vesting date represented a separate option grant. Under SFAS No. 123(R), we record in our consolidated statements of operations (i) compensation cost for options granted, modified, repurchased or cancelled on or after October 1, 2005 under the provisions of SFAS No. 123(R) and (ii) compensation cost for the unvested portion of options granted prior to October 1, 2005 over their remaining vesting periods using the fair value amounts previously measured under SFAS No. 123 for pro forma disclosure purposes.
     Consistent with the valuation method for the disclosure-only provisions of SFAS No. 123(R), we use the Black-Scholes-Merton model to value the compensation expense associated with stock options under SFAS No. 123(R). In addition, forfeitures are estimated when recognizing compensation expense, and the estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.
     The Black-Scholes-Merton model requires certain assumptions to determine an option fair value, including expected stock price volatility, risk-free interest rate, and expected life of the option. The expected stock price volatility rates are based on the historical volatility of our common stock. The risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the weighted average period of time that options or awards granted are expected to be outstanding, as calculated using the simplified method described in the Securities and Exchange Commission’s SAB No. 107.
     Consistent with the provisions of SFAS No. 123(R), we measure service based awards at the stock price on the grant-date, performance based awards at the stock price on the grant-date effected for performance conditions which we believe may impact vesting or exercisability and market performance based awards using the Monte Carlo Simulation Method giving consideration to the range of various vesting probabilities.
     In November 2005 the FASB issued Staff Position No. SFAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards, or SFAS 123R-3. We have elected to adopt the alternative transition method provided in SFAS 123R-3 for calculating the tax effects of stock-based compensation pursuant to SFAS 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool, or APIC Pool, related to the tax effects of employee stock-based compensation expense, and to determine the subsequent impact on the APIC Pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that were outstanding at the adoption of SFAS 123R. In addition, in accordance with SFAS 123R, SFAS 109, and EITF Topic D-32, Intraperiod Tax Allocation of the Tax Effect of Pretax Income from Continuing Operations, we have elected to recognize excess income tax benefits from stock option exercises in additional paid-in capital only if an incremental income tax benefit would be realized after considering all other tax attributes presently available to us.
     Restructuring charges
     Restructuring activities and related charges have related primarily to reductions in our workforce and related impact on the use of facilities. The estimated charges contain estimates and assumptions made by management about matters that are uncertain at the time that the assumptions are made (for example, the timing and amount of sublease income that will be achieved on vacated property and the operating costs to be paid until lease termination, and the discount rates used in determining the present value (fair value) of remaining minimum lease payments on vacated properties). While we have used our best estimates based on facts and circumstances available at the time, different estimates reasonably could have been used in the relevant periods, the actual results may be different, and those differences could have a material impact on the presentation of our financial position or results of operations. Our policies require us to review the estimates and assumptions periodically and to reflect the effects of any revisions in the period in which they are determined to be necessary. Such amounts also contain estimates and assumptions made by management, and are reviewed periodically and adjusted accordingly.